Exhibit 10.58

AMENDMENT NO. 1 TO TRANSACTION DOCUMENTS

THIS AMENDMENT NO. 1 TO TRANSACTION DOCUMENTS ("Amendment No. 1"), is entered into effective as of the date of the last signature, by and between CANNASYS, INC., a Nevada corporation ("CannaSys"), and Kodiak Capital Group, LLC, a Delaware limited liability company ("Kodiak") and amends: (i) the Securities Purchase Agreement dated as of March 18, 2016, by and between Kodiak and CannaSys (the "SPA"); (ii) the Collateralized Secured Promissory Note dated March 18, 2016, issued by Kodiak to CannaSys (the "Buyer Note"); and (iii) the 12% Convertible Redeemable Promissory Note dated March 18, 2016, issued by CannaSys to Kodiak (the "Second Note"); the SPA, Buyer Note, and Second Note are referred to herein as the "Transaction Documents").

Recitals

A. On or about March 18, 2016, the parties entered into the Transaction Documents which provided for the sale by CannaSys and the purchase by Kodiak of two 12% convertible promissory notes, each in the principal amount of $50,000. On or about March 18, 2016, Kodiak funded the first note for $50,000 and Kodiak initially paid for the Second Note by issuing to CannaSys the offsetting secured Buyer Note for $50,000.

B. The parties desire to amend the Transaction Documents to reduce the principal amount of the Buyer Note and Second Note to $25,000, and each party has agreed to execute and deliver this Amendment No. 1 on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, upon the foregoing recitals, which are incorporated herein by reference, and for and in consideration of the mutual covenants and conditions in this Amendment No. 1 and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Transaction Documents. The Transaction Documents are each hereby amended as follows:

(a) SPA. All references to the Second Note and the Buyer Note in the SPA are hereby amended to change the principal amounts of the notes from $50,000 to $25,000.

(b) Second Note. The principal amount of the Second Note is amended to $25,000.

(c) Buyer Note. The principal amount of the Buyer Note is amended to $25,000.

2. General.

(a) Except as amended hereby, the Transaction Documents shall continue in full force and effect in accordance with their respective terms. Reference to this Amendment need not be made in the Transaction Documents or any other instrument or document executed in connection therewith, or in any certificate, letter, or communication issued or made pursuant to, or respecting, the Transaction Documents, any reference in any of such items to the Transaction Documents being sufficient to refer to the applicable Transaction Document, as amended.

(b) Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Transaction Documents as applicable.

(c) This Amendment No. 1 shall be construed in accordance with the laws of the state of California without regard to conflict of laws rules that would result in the application of the substantive laws of another jurisdiction.

(d) The parties may deliver this Amendment No. 1 by fax or email and may execute it in counterparts, each of which will be an original and both of which will constitute the same instrument. An electronically-stored copy or photocopy of the original, executed Amendment No. 1 will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the dates set forth below.

	CANNASYS, INC.	KODIAK CAPITAL GROUP, LLC

By:	/s/ Michael A. Tew	/s/ Ryan Hodson
Name:	Michael A. Tew	Ryan Hodson
Title:	CEO	Managing Member
Date:	August 18, 2016	August 18, 2016